UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑       Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BJ Services Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

DATE:	March 4, 2010

TO:	Optionees

RE:	Information Regarding Option Consideration

The 1997 and 2000 Incentive Plans have a provision that allows an optionee following a change of control to choose an alternate consideration than the consideration offered under the merger agreement. This provision applies only to outstanding options granted on November 20, 2003 and only to the extent that those options were vested prior to December 31, 2004. If you are receiving this memo, you have options that fall under this category.
As with all other outstanding options, these options will be converted on the closing date of the merger at the conversion ratio described under the merger agreement as summarized below. Once this option is converted into an option to purchase shares of Baker Hughes common stock (the “BHI Option”), you may (but are not required to), surrender to Baker Hughes, within 90 days of March 19, 2010, the BHI Option in exchange for payment in cash or shares of Baker Hughes or a combination of cash and shares. The form of payment will be decided by Baker Hughes at a future date.
This payment will be equal in value to the excess of the higher of:
(a)	the merger consideration under the merger agreement; or

(b)	the highest per share price for the common stock of BJ Services between August 31, 2009 (the date the merger was announced) and March 19, 2010 (the date of the change of control) minus the per share exercise price of the option prior to conversion, multiplied by the number of shares subject to the BJ option prior to conversion.
EXAMPLE:
The November 20, 2003 grant has an exercise price of $16.00. Presume you have an option to purchase 1,000 shares of BJ Services common stock.

Option (a):	Elect to receive the consideration under the merger agreement. Presume the BHI market price is $48:
•	Formula to determine the number of shares subject to the BHI Option:

Number of shares subject to the BJ option x (.40035 + (2.69/ BHI market price) = Number of shares subject to the BHI Option

1,000 x (.40035 + (2.69/48) = 456 shares subject to the BHI Option

•	Formula to determine the new exercise price:
Original exercise price/(.40035 + (2.69/BHI market price)) = BHI exercise price
16/(.40035 +(2.69/48)) = $35.06

•	Examples of gross proceeds you would receive when exercising this option and immediately selling the underlying BHI shares in a cashless exercise:

BHI Stock Price at Exercise	Total Gross Proceeds
$43	$3,620.64
$48	$5,900.64
$50	$6,812.64

Option (b):	Elect to surrender your shares using the highest price between August 31, 2009 and March 19, 2010:
•	As of March 3, 2010, the highest closing price for BJ Services common stock is $22.61 per share.

$22.61 — $16.00 = $6.61

$6.61 x 1,000 = $6,610.00
     Total gross proceeds would equal $6,610.00
Under option (a), you do not have to surrender your options to BHI nor do you have to exercise these options within the 90 day period following the change of control. You will have until the option expiration date (November 20, 2010) to exercise these options. Under option (b), you will have to surrender these options within the 90 day period following the change of control. You will need to contact me directly if you choose option (b).
You will need to determine on your own which election represents the best value for you. Please check your Charles Schwab account to determine how many options you have vested and outstanding from your November 20, 2003 grant.